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MAIN PLACE REAL ESTATE INVESTMENT TRUST
RATIO OF EARNINGS TO FIXED CHARGES
----------------------------------------------------------------------------------------------------------------
(Dollars in Thousands)

                                 Nine Months      Year            Year            Year            From Inception
                                 Ended            Ended           Ended           Ended           Through
                                 September 30,    December 31,    December 31,    December 31,    December 31,
                                 1998             1997            1996            1995            1994
----------------------------------------------------------------------------------------------------------------

Income before taxes              $1,759,620       $1,293,866      $216,709        $ 48,070        $ 5,459

Fixed charges:
   Interest expense                 867,755          595,818       255,318         145,822         25,701
   Amortization of debt discount
      and appropriate issuance
      appropriate
      costs                           2,582            3,713         2,856             983              -
                                 -------------------------------------------------------------------------------
      Total fixed charges           870,337          599,531       258,174         146,805         25,701

Earnings before fixed charges    $2,629,957       $1,893,397      $474,883        $194,875        $31,160
                                 ===============================================================================
Fixed charges                    $  870,337       $  599,531      $258,174        $146,805        $25,701
                                 ===============================================================================
Ratio of Earnings to Fixed
   Charges                             3.02             3.16          1.84            1.33           1.21

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